CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS
of
SERIES A CONVERTIBLE PREFERRED STOCK
of
FLORHAM CONSULTING CORP.
(Pursuant to Section 151 of the
Delaware General Corporation Law)

FLORHAM CONSULTING CORP., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), the certificate of incorporation of which was filed in the office of the Secretary of State of Delaware on February 9, 2005, hereby certifies that the Board of Directors of the Corporation (the "Board of Directors" or the "Board"), pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation's previously authorized 250,000 shares of preferred stock, par value $0.0001 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I. DESIGNATION AND AMOUNT

The designation of this series, which consists of up to Two Hundred and Fifty Thousand (250,000) shares of Preferred Stock, is the Series A Preferred Stock (the "Series A Preferred Stock") and the stated value amount shall be One Cent ($0.01) per share (the "Stated Value ").

II. CERTAIN DEFINITIONS

Unless otherwise defined in this Certificate of Designations, all capitalized terms, when used herein, shall have the same meaning as is defined in the Merger Agreement.  For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

A           “Affiliates” of any particular Person means any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or under common control with such Person.  For purposes of this definition, “ control ” (including the terms “ controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

B.          "Business Day" means any day, other than a Saturday or Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

C.           “Common Stock” means the common stock of the Corporation, par value $0.0001 per share, together with any securities into which the common stock may be reclassified.

D.          "Conversion Date" means a date which shall be the Business Day immediately following the filing of the Florham Restated Charter with the Secretary of State of the State of Delaware.

E.           “Conversion Shares” means 49.11333 shares of Common Stock for each of the 250,000 outstanding shares of Series A Preferred Stock, or an aggregate of 12,278,333 Conversion Shares.

F.           “Fully-Diluted Common Stock” shall mean (a) the aggregate number shares of Corporation Common Stock that are issued and outstanding on the Effective Date of the Merger, plus the sum of (i) all additional shares of Common Stock that are issuable upon the exercise of all of the Florham Warrants or other securities that are then exercisable for or convertible into Common Stock, (ii) all shares of Common Stock included in the Merger Consideration, (ii) all shares of Common Stock issuable upon conversion of these shares of Series A Preferred Stock included in the Merger Consideration, and (iii) all shares of Common Stock issuable upon exercise of the Florham Stockholder Options included in the Merger Consideration.  The term “Fully-Diluted Common Stock” shall not mean or include:

(a)          the issuance of the Acquisition Shares and the Escrow Shares issued to the TDI Equity Owners pursuant to the TDI Purchase Agreement, or

(b)          any shares of Common Stock issuable upon the exercise of any Florham Management Options; or

(c)          any shares of Common Stock issuable upon the exercise of any Directors and Consultants Options, or

(d)          any shares of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock that is issued for any business purpose following the Effective Time of the Merger.

G.           “Holder” shall mean the collective reference to Sanjo Squared LLC and Kinder Investments, LP, their respective Affiliates or any one or more holder(s) of shares of Series A Preferred Stock.

H.           “Issuance Date" means one (1) Business Day following the filing of this Series A Certificate of Designation with the Secretary of State of the State of Delaware.

I.            “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of December 16, 2009, by and among the Corporation, EII Acquisition Corp., Educational Investors, Inc., Sanjo Squared, LLC, Kinder Investments, LP, Joseph J. Bianco and Anil Narang.

J.            “Stated Value” means One Cent ($0.01) per share of Series A Preferred Stock.

III. DIVIDENDS

A           Holders of Series A Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors of the Corporation.  No cash dividends or distributions shall be declared or paid or set apart for payment on the Common Stock unless such cash dividend or distribution is likewise declared, paid or set apart for payment on the Series A Preferred Stock in an amount equal to the dividend or distribution that would be payable if all of the issued and outstanding shares of the Series A Preferred Stock had been fully converted into Common Stock on the day immediately prior to the date which shall be the earliest to occur of the declaration, payment, or distribution or such dividend.

B.           No dividends or distributions shall be declared or paid or set apart for payment on the Series A Preferred Stock unless full and (if applicable) cumulative dividends have been or are contemporaneously declared, paid or set apart for payment on all Senior Securities (as hereinafter defined) in accordance with the respective terms of the Certificates of Designations for such Senior Securities.

C.           Dividends on the Series A Preferred Stock are prior and in preference to any declaration or payment of any dividend or other distribution (as defined below) on any outstanding shares of Junior Securities (as hereinafter defined).

IV. CONVERSION

A.          Automatic Conversion.

   On the Conversion Date, all 250,000 shares of Series A Preferred Stock shall automatically and without any further action on the part of any Holder or the Corporation, be converted into all, and not less than all, of the 12,278,333 Conversion Shares (the "Conversion").

B.           Mechanics of Conversion. Immediately following the Conversion Date, the Corporation shall promptly send, via facsimile, a confirmation to each Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion.  The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Series A Preferred Stock Certificates are delivered to the Corporation as provided above, or the Holder notifies the Corporation that such Series A Preferred Stock Certificates have been lost, stolen or destroyed and delivers appropriate documentation to the Corporation.

(i)           Delivery of Common Stock Upon Conversion. Upon the surrender of Series A Preferred Stock Certificates, the Corporation (itself, or through its transfer agent, as appropriate) shall, no later than the later of (a) the fifth (5th) Business Day following the Conversion Date and (b) the Business Day immediately following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article XI B) (the "Delivery Period"), issue and deliver (i.e., deposit with a nationally recognized overnight courier service portage prepaid) to the Holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock being converted and (y) a certificate representing the number of shares of Series A Preferred Stock not being converted, if any.  In addition, if the Corporation's transfer agent is participating in the Depository Trust Corporation ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend (pursuant to the terms of the Securities Purchase Agreement) and the Holder thereof is not then required to return such certificate for the placement of a legend thereon (pursuant to the terms of the Merger Agreement), the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC Transfer").  If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the Holder physical certificates representing the Common Stock issuable upon conversion. Further, a Holder may instruct the Corporation to deliver to the Holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(ii)          Taxes.  The Corporation shall pay any and all taxes that may be imposed upon it respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series A Preferred Stock.

(iii)         No Fractional Shares.  If any conversion of Series A Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series A Preferred Stock being converted pursuant to a given Notice of Conversion), such fractional share shall be payable in cash based upon the Series A Series A Conversion Price per share, and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be the next lower whole number of shares.  If the Corporation elects not to, or is unable to, make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

V. RESERVATION OF SHARES OF COMMON STOCK

Immediately following the Corporation’s filing of the Florham Restated Charter authorizing an increase to its authorized Common Stock,  the Corporation shall reserve an appropriate number of Conversion Shares from its authorized but unissued shares of Common Stock for issuance upon conversion of the Series A Preferred Stock (including any shares that may be issuable in connection with the adjustment provisions of this Certificate of Designations), and, thereafter, the number of authorized but unissued shares of Common Stock so reserved (the "Reserved Amount") shall at all times be sufficient to provide for the full conversion of all of the Series A Preferred Stock (including any shares that may be issuable in connection with the adjustment provisions of this Certificate of Designations).

VI. RANK

All shares of the Series A Preferred Stock shall rank senior to the Corporation's Common Stock and any other class of securities which is specifically designated as junior to the Series A Preferred Stock (collectively, with the Common Stock, the "Junior Securities”) as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

VII. LIQUIDATION PREFERENCE

A.          In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

(i)           After payment or provision for payment of any distribution on the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount equal to the sum of (x) $0.01 for each share of Series A Preferred Stock then held by them (the "Series A Liquidation Preference Price"), and (y) an amount equal to all unpaid dividends on the Series A Preferred Stock, if any.  If upon the occurrence of a liquidation, dissolution or winding up of the Corporation the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full liquidation preference amount based on the Series A Liquidation Preference Price, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(ii)          After setting apart or paying in full the preferential amounts due pursuant to Section VII (A)(i) above, the remaining assets of the Corporation available for distribution to stockholders, if any, shall be distributed to the holders of the Common Stock on a pro rata basis, based on the number of shares of Common Stock then held by each Holder.

VIII. ADJUSTMENTS

The Series A Conversion Price and the number of Conversion Shares shall be subject to adjustment as follows:

A.           Subdivision or Combination of Common Stock.  If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a greater number of shares, then, after the date of record for effecting such subdivision, the Conversion Shares issuable upon conversion of the Series A Preferred Stock will be proportionately increased.  If the Corporation at any time combines (by any reverse stock split, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a smaller number of shares, then, after the date of record for effecting such combination,  the Conversion Shares issuable upon conversion of the Series A Preferred Stock will be proportionately reduced.

B.           Consolidation, Merger or Sale.  In case of any consolidation of the Corporation with, or merger of the Corporation into any other corporation, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation other than in connection with a plan of complete liquidation of the Corporation, then as a condition of such consolidation, merger or sale or conveyance, adequate provision will be made whereby each Holder of the Series A Preferred Stock will have the right to acquire and receive upon conversion of the Series A Preferred Stock in lieu of the shares of Common Stock immediately theretofore acquirable upon the conversion of the Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon conversion of the Series A Preferred Stock had such consolidation, merger or sale or conveyance not taken place.  In any such case, the Corporation will make appropriate provision to insure that the provisions of this Article VIII Section C hereof will thereafter be applicable as nearly as may be in relation to any shares of stock or securities thereafter deliverable upon the conversion of the Series A Preferred Stock.  The Corporation will not effect any consolidation, merger or sale or conveyance unless prior to the consummation thereof, the successor corporation (if other than the Corporation) assumes by written instrument the obligations under this Article VIII Section C and the obligations to deliver to each Holder of the Series A Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, each Holder may be entitled to acquire.

D.          Distribution of Assets.  In case the Corporation shall declare or make any distribution of its assets (including cash) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise, then, after the date of record for determining shareholders entitled to such distribution (on an “as converted” basis, as though all Series A Preferred Stock had been converted into Common Stock immediately prior to the dividend declaration date), each Holder of the Series A Preferred Stock shall be entitled upon conversion of the Series A Preferred Stock for the purchase of any or all of the shares of Common Stock subject hereto, to receive the amount of such assets which would have been payable to such Holder had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such distribution.

E.           Minimum Ownership of Fully-Diluted Common Stock.   Notwithstanding anything to the contrary, express or implied, contained in this Certificate of Designation, as at the Conversion Date, the Holders, Joseph Bianco (“Bianco”) and Anil Narang (“Narang”) shall own and be entitled to own as Merger Consideration pursuant to the Merger Agreement, not less than 95.0% of the Fully-Diluted Common Stock immediately after giving effect to the Effective Time of the Merger.  Accordingly, it is expressly understood and agreed that in the event that the aggregate number of shares of Fully-Diluted Common Stock immediately prior to the Effective Time of the Merger shall be less than or greater than an aggregate of 1,096,700 shares of Fully-Diluted Common Stock, then and in such event, the aggregate number of Conversion Shares issuable upon the automatic conversion of the Series A Preferred Stock shall be appropriately adjusted so that immediately after the Conversion Date, all of the Holders, Bianco and Narang shall own and be entitled to own of record in the aggregate 95.0% of the Fully-Diluted Common Stock immediately after giving effect to the Effective Time of the Merger and the holders of the outstanding shares of Common Stock immediately prior to the Effective Time of the Merger shall own 5.0% of the Fully-Diluted Common Stock immediately after giving effect to the Effective Time of the Merger.

F.           Notice of Adjustment.  Upon the occurrence of any event which requires any adjustment of the number of Conversion Shares, then, and in each such case, the Corporation shall give notice thereof to the Holders of the Series A Preferred Stock, which notice shall state the number of Conversion Shares resulting from such adjustment and the increase or decrease in the number of Conversion Shares, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  Such calculation shall be certified by the Chief Financial Officer of the Corporation.

IX. VOTING RIGHTS

A.           Class Voting Rights.       Holders of the Series A Preferred Stock shall vote together as a separate class on all matters which impact the rights, value or conversion terms, or ranking of the Series A Preferred Stock, as provided herein.

B.           General Voting Rights with Common Stock.        Subject at all times to the provisions of this Article IX, except as otherwise required by law or as set forth herein, the Holder of each share of Series A Preferred Stock shall be entitled to cast, at any regular or special meeting of stockholders of the Corporation or in connection with the solicitation of any written consent of stockholders of the Corporation, that number of votes as shall be equal to the number of Conversion Shares into which such share of Series A Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not counted separately as a class.  Holders of Series A Preferred Stock shall be entitled to notice of any stockholders' meeting in the same manner and at the same time as holders of Common Stock, and in accordance with the Bylaws of the Corporation.

X. PROTECTION PROVISIONS

Prior to the Conversion Date, without the unanimous prior written consent of the Holders of the Series A Preferred Stock, the Corporation shall not:

(a)        make any amendment or modification of the Corporation’s Certificate of Incorporation or by-laws in any manner which has or could reasonably be expected to have, an adverse effect on the rights, privileges and designations of the Series A Preferred Stock;

(b)        issue any additional shares of Series A Preferred Stock, Common Stock or other securities of the Corporation, except as contemplated by the Merger Agreement; or

(c)        amend or modify in any manner this Series A Certificate of Designation.

XI. MISCELLANEOUS

A.          Cancellation of Series A Preferred Stock If any shares of Series A Preferred Stock are converted pursuant to this Series A Certificate of Designations, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Series A Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

B.           Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date.  However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series A Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

C           Waiver Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of all of the Holders.

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IN WITNESS WHEREOF, the undersigned declares under penalty of perjury under the laws of the State of Delaware that he has read the foregoing Certificate of Designation and knows the contents thereof, and that he is duly authorized to execute the same on behalf of the Corporation, this 23rd day of December 2009.

FLORHAM CONSULTING CORP.

By:	/s/ David Stahler
Name: David Stahler
Title: Chief Executive Officer